Exhibit 23(i)

[KPMG Letterhead]

Consent of Independent Auditors

The Board of Directors:
Moog Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 33-20069, 33-36721, 33-36722, 33-33958, 33-62968, 33-57131, 333-73439 and 333-85657) on Form S-8 of Moog Inc. of our report dated November 6, 2002 relating to the consolidated balance sheets of Moog Inc. and subsidiaries as of September 28, 2002 and September 29, 2001, and the related consolidated statements of earnings, shareholders' equity, and cash flows and the related schedule for each of the years in the three-year period ended September 28, 2002, which report appears in the September 28, 2002 annual report on Form 10-K of Moog Inc.

KPMG LLP

December 13, 2002
Buffalo, New York